Exhibit 4.4

WARRANT ASSIGNMENT, ASSUMPTION AND AMENDMENT AGREEMENT

This WARRANT ASSIGNMENT, ASSUMPTION AND AMENDMENT AGREEMENT (this “Agreement”) is made as of [•], 2021, by and among CC Neuberger Principal Holdings II, a Cayman Islands exempted company (“CCNB”), Vector Holding, LLC, a Delaware limited liability company, to be converted into a Delaware corporation pursuant to the Statutory Conversation (“New CCNB”), and Continental Stock Transfer & Trust CCNB, a New York limited purpose trust company (the “Warrant Agent”). Capitalized terms used but not defined in this Agreement shall have the respective meanings ascribed to such terms in the Business Combination Agreement (as defined below).

RECITALS

WHEREAS, CCNB and the Warrant Agent are parties to that certain Warrant Agreement, dated as of August 4, 2020, filed with the United States Securities and Exchange Commission on August 4, 2020 (including all Exhibits thereto, the “Existing Warrant Agreement”);

WHEREAS, CCNB has issued and sold (a) 18,560,000 warrants to CCNB Principal Holdings II Sponsor LLC, a Delaware limited liability company (the “Private Placement Warrants”) to purchase CCNB Class A Ordinary Shares, with each Private Placement Warrant being exercisable for one CCNB Class A Ordinary Share and with an exercise price of $11.50 per share, and (b) 20,700,000 warrants as part of the units sold to public investors in a public offering (the “Public Warrants” and together with the Private Placement Warrants the “Warrants”) to purchase CCNB Class A Ordinary Shares, with each whole Public Warrant being exercisable for one CCNB Class A Ordinary Share and with an exercise price of $11.50 per share;

WHEREAS, all of the Warrants are governed by the Existing Warrant Agreement;

WHEREAS, CCNB, New CCNB, Vector Domestication Merger Sub, LLC, a Delaware limited liability company (“Domestication Merger Sub”), Vector Merger Sub 1, LLC, a Delaware limited liability company (“G Merger Sub 1”), Vector Merger Sub 2, LLC, a Delaware limited liability company (“G Merger Sub 2”), Griffey Global Holdings, Inc., a Delaware Corporation and, for limited purposes set forth therein, Griffey Investors, LP, a Delaware limited liability company, entered into that certain Business Combination Agreement, dated as of December [9], 2021 (as may be amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Business Combination Agreement”);

WHEREAS, on the Business Day prior to the Closing, New CCNB will convert (the “Statutory Conversion”) into a Delaware corporation in accordance with Section 265 of the Delaware General Corporation Law, as amended, and Section 18-216 of the Limited Liability Company Act of the State of Delaware, as amended (the “DLLCA”);

WHEREAS, effective as of 12:01 a.m. Eastern Time on the Closing Date and prior to the Closing, (a) CCNB will merge with and into Domestication Merger Sub in accordance with Section 18-209 of the DLLCA and de-register as a Cayman Islands exempted company in accordance with Section 206 of the Cayman Islands Companies Act (As Revised), with Domestication Merger Sub as the surviving entity of the Domestication Merger and a wholly-owned subsidiary of New CCNB (the “Domestication Merger”), (b) pursuant to the Domestication Merger, (i) each CCNB Class A Ordinary Share outstanding immediately prior to the Domestication Merger shall no longer be outstanding and shall automatically be converted into the right of the holder thereof to receive one (1) New CCNB Pre-Closing Class A Common Share, (ii) each CCNB Class B Ordinary Share outstanding immediately prior to the Domestication Merger shall no longer be outstanding and shall automatically be converted into the right of the holder thereof to receive one (1) New CCNB Pre-Closing Class B Common Share, and (iii) each CCNB Warrant outstanding immediately prior to the Domestication Merger shall automatically cease to represent a right to acquire CCNB Class A Ordinary Shares and shall instead represent a right to acquire New CCNB Pre-Closing Class A Common Shares on the same contractual terms and conditions as were in effect immediately prior to the Domestication Merger in accordance with and subject to the terms of this Agreement, and (c) pursuant to the Domestication Merger, CCNB will file the requisite documents in order to receive a certificate of de-registration (by way of merger) from the Registrar of Companies of the Cayman Islands;

WHEREAS, following the Domestication Merger, but prior to the consummation of the PIPE Investment, the Permitted Equity Financing (if applicable) and the consummation of the transactions contemplated by the Forward Purchase Agreement and the Backstop Agreement (if applicable), at the Closing, New CCNB will amend and restate the New CCNB Pre-Closing Certificate of Incorporation in the form of the New CCNB Certificate of Incorporation to provide for, among other things, the New CCNB Class A Common Shares and the New CCNB Class B Common Shares and, following and contingent upon the filing of the New CCNB Certification of Incorporation, (a) the New CCNB Pre-Closing Class A Common Shares shall thereafter be New CCNB Class A Common Shares and (b) (i) a number of New CCNB Pre-Closing Class B Common Shares equal to the number of Sponsor Earn-Out Shares shall thereafter be New CCNB Class B Common Shares and (ii) the remaining New CCNB Pre-Closing Class B Common Shares shall automatically be converted to New CCNB Class A Common Shares in accordance with the Sponsor Side Letter;

WHEREAS, as contemplated by Section 4.4 of the Existing Warrant Agreement, the Warrants are no longer exercisable for CCNB Class A Ordinary Shares but instead are exercisable (subject to the terms and conditions of the Existing Warrant Agreement as amended hereby) for New CCNB Class A Common Shares;

WHEREAS, the CCNB Board has determined that the consummation of the transactions contemplated by the Business Combination Agreement constitutes a “Business Combination” (as such term is defined in Section 3.2 of the Existing Warrant Agreement);

WHEREAS, New CCNB has obtained all necessary corporate approvals to enter into this Agreement and to consummate the transactions contemplated hereby (including the assignment and assumption of the Existing Warrant Agreement and the related issuance of each Warrant, and exchange thereof for a warrant to subscribe for New CCNB Class A Common Shares on the conditions set out herein, and the exclusion of any pre-emptive rights in that respect) and by the Existing Warrant Agreement;

WHEREAS, CCNB desires to assign all of its right, title and interest in the Existing Warrant Agreement to New CCNB and New CCNB wishes to accept such assignment; and

WHEREAS, Section 9.8 of the Existing Warrant Agreement provides that CCNB and the Warrant Agent may amend the Existing Warrant Agreement without the consent of any Registered Holder (as such term is defined in the Existing Warrant Agreement) for the purpose of curing any ambiguity, or curing, correcting or supplementing any defective provision contained therein or adding or changing any other provisions with respect to matters or questions arising under the Existing Warrant Agreement as CCNB and the Warrant Agent may deem necessary or desirable and that CCNB and the Warrant Agent deem shall not adversely affect the interest of the Registered Holders (as such term is defined in the Existing Warrant Agreement) of the Warrants.

NOW, THEREFORE, in consideration of the mutual agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows.

ARTICLE I
ASSIGNMENT AND ASSUMPTION; CONSENT

Section 1.1   Assignment and Assumption.   CCNB hereby assigns to New CCNB all of CCNB’s right, title and interest in and to the Existing Warrant Agreement (as amended hereby) and New CCNB hereby assumes, and agrees to pay, perform, satisfy and discharge in full, as the same become due, all of CCNB’s liabilities and obligations under the Existing Warrant Agreement (as amended hereby) arising from and after the execution of this Agreement, in each case, effective immediately following the completion of the Domestication Merger and conditioned on the occurrence of the Closing. As a result of the preceding sentence, effective immediately following the completion of the Domestication Merger, each Warrant shall automatically cease to represent a right to acquire CCNB Class A Ordinary Shares and shall instead represent a right to acquire New CCNB Pre-Closing Class A Common Shares, and, following and contingent upon the filing of the New CCNB Certificate of Incorporation, New CCNB Class A Common Shares pursuant to the terms and conditions of the Existing Warrant Agreement (as amended hereby). New CCNB consents to payment of the Warrant Price (as defined in the Existing Warrant Agreement) upon an exercise of such warrants for New CCNB Class A Common Shares in accordance with the terms of the Existing Warrant Agreement.

Section 1.2   Consent.   The Warrant Agent hereby consents to the assignment of the Existing Warrant Agreement by CCNB to New CCNB pursuant to Section 1.1 hereof effective immediately following the completion of the Domestication Merger and conditioned on the occurrence of the Closing, and the assumption of the Existing Warrant Agreement by New CCNB from CCNB pursuant to Section 1.1 hereof effective immediately the completion of the Domestication Merger and conditioned on the occurrence of the Closing, and to the continuation of the Existing Warrant Agreement in full force and effect from and after the Domestication Merger, subject at all times to the Existing Warrant Agreement (as amended hereby) and to all of the provisions, covenants, agreements, terms and conditions of the Existing Warrant Agreement and this Agreement.

ARTICLE II
AMENDMENT OF EXISTING WARRANT AGREEMENT

CCNB and the Warrant Agent hereby amend the Existing Warrant Agreement as provided in this Article II, effective immediately upon the completion of the Domestication Merger and conditioned on the occurrence of the Closing, and acknowledge and agree that the amendments to the Existing Warrant Agreement set forth in this Article II are necessary or desirable and that such amendments do not adversely affect the interests of the Registered Holders (as such term is defined in the Existing Warrant Agreement).

Section 2.1   Preamble.   All references to “CC Neuberger Principal Holdings II, a Cayman Islands exempted company” in the Existing Warrant Agreement shall refer instead to “Getty Images Holdings, Inc., a Delaware Corporation”. As a result thereof, all references to the “Company” in the Existing Warrant Agreement shall be references to Getty Images Holdings, Inc. rather than to CC Neuberger Principal Holdings II.

Section 2.2   Reference to New CCNB Class A Common Shares.   All references to “Class A ordinary shares” and “$0.0001 par value” in the Existing Warrant Agreement shall refer instead to “Class A common shares” and “with a par value of $0.0001 per share”, respectively. As a result thereof, all references to “Ordinary Shares” in the Existing Warrant Agreement shall be references to New CCNB Class A Common Shares rather than to CCNB Class A Ordinary Shares.

Section 2.3   Notice.   The address for notices to CCNB set forth in Section 9.2 of the Existing Warrant Agreement is hereby amended and restated in its entirety as follows:

Getty Images Holdings, Inc.
605 5th Ave S. Suite 400
Seattle, WA 98104
Attention: Craig Peters
E-mail:   craig.peters@gettyimages.com

Section 2.4   Detachability of Warrants.   Section 2.4 of the Existing Warrant Agreement is hereby deleted and replaced with the following:

“[INTENTIONALLY OMITTED]”

Section 2.5   Transfer of Warrants Section 5.6 of the Existing Warrant Agreement is hereby deleted and replaced with the following:

“[INTENTIONALLY OMITTED]”

ARTICLE III
MISCELLANEOUS PROVISIONS

Section 3.1   Effectiveness of Agreement.   Each of the parties hereto acknowledges and agrees that the effectiveness of this Agreement shall be contingent upon the occurrence of the Domestication Merger and the Closing.

Section 3.2   Examination of the Existing Warrant Agreement.   A copy of this Agreement shall be available at all reasonable times at the office of the Warrant Agent in the United States of America, for inspection by the Registered Holder (as such term is defined in the Existing Warrant Agreement) of any Warrant. The Warrant Agent may require any such holder to submit such holder’s Warrant for inspection by the Warrant Agent.

Section 3.3   Governing Law.   This Agreement, the entire relationship of the parties hereto, and any dispute between the parties (whether grounded in contract, tort, statute, law or equity) shall be governed by, construed in accordance with, and interpreted pursuant to the laws of the State of New York, without giving effect to its choice of laws principles.

Section 3.4   Persons Having Rights under this Agreement.   Nothing in this Agreement shall be construed to confer upon, or give to, any person or corporation other than the parties hereto and the Registered Holders any right, remedy, or claim under or by reason of this Agreement or of any covenant, condition, stipulation, promise, or agreement hereof. All covenants, conditions, stipulations, promises, and agreements contained in this Agreement shall be for the sole and exclusive benefit of the parties hereto and their successors and assigns and of the Registered Holders.

Section 3.5   Counterparts.   This Agreement may be executed in two or more counterparts, each of which will be deemed an original but all of which together will constitute one and the same instrument.

Section 3.6   Entire Agreement.   Except to the extent specifically amended or superseded by the terms of this Agreement, all of the provisions of the Existing Warrant Agreement shall remain in full force and effect, as assigned and assumed by the parties hereto, to the extent in effect on the date hereof, and shall apply to this Agreement, mutatis mutandis. This Agreement and the Existing Warrant Agreement, as assigned and modified by this Agreement, constitutes the complete agreement between the parties and supersedes any prior written or oral agreements, writings, communications or understandings with respect to the subject matter hereof.

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IN WITNESS WHEREOF, New CCNB, CCNB, and the Warrant Agent have duly executed this Agreement, all as of the date first written above.

CC NEUBERGER PRINCIPAL HOLDINGS II

By:
Name:
Title:

VECTOR HOLDING, LLC

By:
Name:
Title:

CONTINENTAL STOCK TRANSFER & TRUST COMPANY

By:
Name:
Title:

[Signature Page to Warrant Assumption Agreement]